Exhibit 8.1

Skadden, Arps, Slate, Meagher & Flom llp
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October 13, 2026	FRANKFURT
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John Marshall Bancorp, Inc.

1943 Isaac Newton Square, Suite 100

Reston, Virginia 20190

Ladies and Gentlemen:

We have acted as counsel to John Marshall Bancorp, Inc., a Virginia corporation (“JMSB”), in connection with the Agreement and Plan of Merger dated September 7, 2026, by and among JMSB, Eagle Financial Services, Inc., a Virginia corporation (“EFSI”), and George Sub, Inc., a Virginia corporation and a direct, wholly-owned subsidiary of JMSB (such agreement, the “Merger Agreement”). This opinion is being delivered in connection with the Registration Statement (File No. 333-299276) on Form S-4 filed on October 13, 2026, with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”), and the related joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”). Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

In preparing our opinion, we have relied upon the accuracy and completeness of certain statements, representations, warranties, covenants and information made by representatives of JMSB and EFSI, including the accuracy and completeness of all representations and covenants set forth in certificates dated as of the date hereof by officers of JMSB and EFSI, respectively. We have also relied upon the accuracy of and completeness of the statements, representations, warranties, covenants and information set forth in (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Proxy Statement/Prospectus and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

For purposes of this opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by JMSB and EFSI.

In preparing our opinion, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons and the authenticity of all documents. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the terms of the Merger Agreement and such other operative documents and that such documents accurately reflect the material facts of such transactions.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the First Merger and the Holding Company Merger,” it is our opinion that under current U.S. federal income tax law, the First Merger and the Holding Company Merger, taken together, will be treated as a reorganization within the meaning of Section 368(a) of the Code and that the U.S. federal income tax consequences of the First Merger and the Holding Company Merger to U.S. holders (as defined in the Registration Statement) of EFSI Common Stock will be as described in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the First Merger and the Holding Company Merger.”

Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, representation, statement, covenant, or assumption relied upon herein that becomes incorrect or untrue. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. We consent to the use of our name in the Registration Statement and with the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP